UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
____________________________

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☐ Preliminary Proxy Statement.
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Aramark
(Name of Registrant as Specified In Its Charter) ____________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on January 17, 2023, Aramark made available to shareholders the following communication in connection with its upcoming annual meeting of shareholders to be held on February 3, 2023.

Dear Shareholder

This communication responds to a report issued by the proxy advisory firm Institutional Shareholder Services (ISS) on January 13, 2023, regarding the annual meeting of shareholders of Aramark scheduled for February 3, 2023 (the “Annual Meeting”). In its report, ISS recommends that Aramark shareholders vote against the 2023 Stock Incentive Plan (Proposal 4 in Aramark’s Definitive Proxy Statement for the Annual Meeting).

In connection with its vote recommendation, ISS’ plan cost calculations included 3,295,157 shares remaining available for future grants of awards under Aramark’s Third Amended and Restated 2013 Stock Incentive Plan (the “2013 Plan”) as of December 12, 2022.

Aramark would like to highlight the following:

1. As disclosed in our Definitive Proxy Statement for the Annual Meeting (on p. 68), following shareholder approval of the 2023 Stock Incentive Plan, Aramark will no longer make grants under the 2013 Plan, other than the 2023 annual DSU grants to directors that will take place on the date of the 2023 annual meeting, and

2. We commit that a maximum of 200,000 shares will be subject to awards granted under the 2013 Plan between December 12, 2022 and the date of the Annual Meeting, inclusive of the 2023 annual DSU grants to directors.

Accordingly, Aramark does not believe it is appropriate to include the 3,295,517 shares remaining available for future grants under the 2013 Stock Incentive Plan in ISS’ plan cost calculations and would submit that no more than the up to 200,000 shares that may be subject to awards granted between December 12, 2022 and the date of the Annual Meeting under the 2013 Plan inclusive of the 2023 annual DSU grants to directors should be so included. Using the correct share numbers (including only what we are requesting under the 2023 Stock Incentive Plan and the 200,000 shares described above), we calculate that our plan cost (or SVT) falls from 8.5% to 7.3%.